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                                                                    Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE                               Contact: Jeff Cartwright
                                                    Director, Investor Relations
                                                    Phone: 858-509-9899
                                                    JCartwright@Sola.com

         SOLA INTERNATIONAL ANNOUNCES FISCAL 2003 THIRD QUARTER RESULTS

                GLOBAL SALES INCREASE 7.1% COMPARED TO PRIOR YEAR

             OPERATING INCOME INCREASES 10.4% COMPARED TO PRIOR YEAR

                      COMPANY EXCEEDS FIRST CALL ESTIMATES

SAN DIEGO, CA February 12, 2003 - SOLA International Inc. (NYSE: SOL) today announced fiscal year 2003 third quarter results. Net sales in the third quarter were $135.2 million compared with $126.3 million in the year ago period, an increase of 7.1%. Net sales in the third quarter, on a constant currency basis, increased 5.2%, with North America, Europe and Rest of World increasing 7.2%, 2.8% and 5.0%, respectively. Operating income in the third quarter was $14.0 million compared with $12.7 million in the third fiscal quarter last year, an increase of 10.4%. Operating income, before depreciation and amortization (often referred to as EBITDA) was $19.9 million, an increase of 17.8% over the $16.9 million reported in the year ago quarter.

In accordance with generally accepted accounting principles ("GAAP"), the Company is required to remeasure its Euro-denominated debt into U.S. dollars for financial reporting purposes. Primarily as a result of remeasuring its net long-term Euro-denominated debt into U.S. dollars, the Company recorded a net foreign exchange loss of $13.2 million in the third quarter. In the year ago quarter, a net foreign exchange gain of $4.8 million was recorded. The unrealized foreign currency translation gains and losses associated with the Company's net long-term Euro-denominated debt have no near-term cash impact on the business as the debt is not due for repayment until 2008. Including the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company recorded a net loss of $5.2 million in the fiscal 2003 third quarter compared to net income of $7.3 million in the year ago period. Excluding the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company reported adjusted net income of $5.8 million, or $.23 earnings per diluted share, compared to consensus First Call estimates of $5.5 million and year ago adjusted net income of $4.6 million. Company management believes that adjusted net income provides a better representation of true operating results because the remeasurement into U.S. dollar of the Company's Euro-denominated debt has no near term impact on the Company's cash flows or its ability to conduct business and can cause reported results to fluctuate significantly from period to period.

Sales to the Company's top 20 global customers increased 16.4% compared to the year ago period while sales, on a constant currency basis, from the Company's global prescription laboratory network increased 15.7% compared to the prior year. Value-added products represented 73.5% of fiscal 2003 third quarter sales compared with 69.4% in the comparable year ago period. Fiscal 2003 third quarter polycarbonate volume and sales increased 53% and 69%, respectively, compared to the year ago period, continuing the Company's gains in this product category. Sales of progressive lenses increased 6% from the year ago quarter as all regions experienced growth in this product category.

Jeremy C. Bishop, President and Chief Executive Officer of SOLA, commented, "The third quarter was a good quarter for SOLA. I am pleased to report another quarter of revenue growth in North America, where it is evident that our sales and marketing activities, strong supply chain performance and increased polycarbonate capacity are having a positive impact on the sale of value-added products through all distribution channels. Sales growth in the national chain retail and managed care segments was
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particularly strong in the quarter and the expansion of revenues through the prescription laboratory business is proceeding according to plan."

"Europe generated constant dollar revenue growth in the quarter and continued to benefit from an improved product mix that included an approximately 3% increase in constant dollar sales of progressive lenses compared to the third quarter last year. Strong results from our prescription laboratory network created excellent growth in France, Italy and Spain that was partially offset by weaker results from our wholesale businesses in Germany and the UK."

"I am also pleased by the sales performance in the Rest of World region where constant dollar sales increased despite challenging economic and political conditions in some countries."

"Our gross margins also improved in the quarter to 41.4% of sales compared to 40.9% in the comparable year ago period and 41.0% and 40.6% in the first and second quarters, respectively, this fiscal year. This quarter's margin expansion resulted from improved sales of progressive lenses, coatings and treatments, other value-added products and improved supply chain management."

"Next, I would like to comment on our expectations for the remainder of the year. As you may recall, our fourth quarter, which ends March 31st, is generally our strongest. Recognizing this seasonality, the stronger market demand that we are now enjoying and the strength of our marketing programs, I am comfortable with consensus First Call estimates for fourth quarter adjusted net income of $10.1 million, which excludes the unrealized translation effect of foreign currency on our net long-term Euro-denominated debt."

"Finally, as I look forward, we plan to continue the strategies that have benefited the Company this fiscal year. Specifically, we will pursue growth in value-added products such as progressive lenses, photochromic and anti-reflective coatings and high-index lenses, including polycarbonate. In parallel with these efforts, we will manage expenses to produce improved operating margins. We will place emphasis on North America and our European prescription laboratory network, as these businesses offer the prospect of superior growth. As a result of these efforts, and based on prevailing currency rates, I anticipate that net income, excluding the unrealized translation effect of foreign currency on our net long-term Euro-denominated debt, will exceed current consensus First Call estimates of $32.0 million. Approximately 60% of this income is forecasted to be derived in the second half of the fiscal year. Free cash flow, which represents operating cash flow after capital expenditures, is expected to be approximately equal to net income and will be used to fund additional prescription lab acquisitions and/or the repayment of outstanding debt," commented Mr. Bishop.

Steven M. Neil, Executive Vice President and Chief Financial Officer of SOLA, commented, "We are pleased with the 18% EBITDA growth in the third quarter compared to the year ago period. Year-to-date, EBITDA was $61.8 million compared to $52.0 million in the comparable year ago period, an increase of 18.8%. Free cash flow was $4.9 million in the third quarter and $5.1 million year-to-date compared to $3.0 million and negative $4.0 million in the comparable periods last year."

Net sales for the first nine months of fiscal 2003 were $408.9 million compared to $391.7 million for the first nine months of fiscal 2002, an increase of 4.4%.

The Company recorded operating income for the first nine months of fiscal 2003 of $44.0 million compared to $34.7 million in the first nine months of fiscal 2002, an increase of 26.7%. Adjusted net income, which excludes the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt and cash reserves, was $17.3 million, or $.70 earnings per diluted share, in the first nine months of fiscal 2003 compared to $10.5 million in the year ago period.
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The Company will host a conference call today at 11:00 a.m. Eastern Standard
Time (8:00 a.m. Pacific Standard Time). In addition, investors and interested parties may listen to the call via webcast at www.SOLA.com or www.Companyboardroom.com. A replay of the call will be available starting at 1:00 p.m. Eastern Standard Time, February 12, 2003 through 1:00 p.m. Eastern Standard Time, February 19, 2003. The replay number is 800-633-8284 and the access code is 21106063.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's Form 10-K for the fiscal year ended March 31, 2002. The words "believe", "expect", "anticipate", "estimate", "plan" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 7,000 employees in 28 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.Sola.com.
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
                                                                         Sola International Inc.
                                                                    Unaudited Statements of Operations
                                                               (Amounts in thousands, except per share data)

                                                                    Third Quarter         Third Quarter
                                                                         2003                  2002
                                                                         ----                  ----
Net sales                                                              $ 135,241             $ 126,330
Cost of sales                                                             79,200                74,652
                                                                       ---------             ---------
     Gross profit                                                         56,041                51,678
                                                                       ---------             ---------

Research and development expenses                                          3,440                 3,442
Selling and marketing expenses                                            26,502                24,207
General and administrative expenses                                       12,081                11,336
                                                                       ---------             ---------
     Operating expenses                                                   42,023                38,985
                                                                       ---------             ---------

        Operating income                                                  14,018                12,693

Interest income                                                              311                   440
Interest expense                                                          (8,499)               (8,063)
Foreign currency gain/(loss)                                             (13,198)                4,762
                                                                       ---------             ---------
        Income/(loss) before (provision)/benefit for income
         taxes and minority interest                                      (7,368)                9,832
(Provision)/benefit for income taxes                                       2,210                (2,751)
Minority interest                                                            (80)                  191
                                                                       ---------             ---------
Net Income/(loss)                                                      $  (5,238)            $   7,272
                                                                       =========             =========

Net income/(loss) per share - basic                                    $   (0.21)            $    0.30
                                                                       =========             =========
Weighted average common shares outstanding                                24,584                24,160
                                                                       =========             =========
Net income/(loss) per share - diluted                                  $   (0.21)            $    0.29
                                                                       =========             =========
Weighted average common and
     dilutive securities outstanding                                      24,584                24,788
                                                                       =========             =========

CALCULATION OF ADJUSTED NET INCOME:

Net income/(loss), as reported                                         $  (5,238)            $   7,272
Foreign currency gain/(loss) on net long-term
     Euro-denominated debt, net of tax                                   (11,011)                2,705
                                                                       ---------             ---------
Adjusted net income                                                    $   5,773             $   4,567
                                                                       =========             =========
Adjusted net income per share-diluted                                  $    0.23             $    0.18
                                                                       =========             =========
Weighted average common and
     dilutive securities outstanding                                      24,863                24,788
                                                                       =========             =========

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
                                                                           Sola International Inc.
                                                                     Unaudited Statements of Operations
                                                                (Amounts in thousands, except per share data)

                                                                     Year To Date          Year To Date
                                                                         2003                  2002
                                                                         ----                  ----
Net sales                                                              $ 408,904             $ 391,730
Cost of sales                                                            241,282               234,155
                                                                       ---------             ---------
     Gross profit                                                        167,622               157,575
                                                                       ---------             ---------
Research and development expenses                                          9,917                 9,836
Selling and marketing expenses                                            78,502                76,257
General and administrative expenses                                       35,164                36,735
                                                                       ---------             ---------
     Operating expenses                                                  123,583               122,828
                                                                       ---------             ---------
        Operating income                                                  44,039                34,747
Interest income                                                            1,174                 1,641
Interest expense                                                         (24,507)              (23,410)
Foreign currency gain/(loss)                                             (25,850)                  635
                                                                       ---------             ---------
        Income/(loss) before (provision)/benefit for income
         taxes and minority interest                                      (5,144)               13,613
(Provision)/benefit for income taxes                                       1,543                (3,810)
Minority interest                                                           (459)                  144
                                                                       ---------             ---------
Net Income/(loss)                                                      $  (4,060)            $   9,947
                                                                       =========             =========

Net income/(loss) per share - basic                                    $   (0.17)            $    0.42
                                                                       =========             =========
Weighted average common shares outstanding                                24,561                23,935
                                                                       =========             =========

Net income/(loss) per share - diluted                                  $   (0.17)            $    0.41
                                                                       =========             =========
Weighted average common and
     dilutive securities outstanding                                      24,561                24,464
                                                                       =========             =========

CALCULATION OF ADJUSTED NET INCOME:

Net income/(loss), as reported                                         $  (4,060)            $   9,947
Foreign currency gain/(loss) on net long-term
     Euro-denominated debt and cash reserves, net of tax                 (21,336)                 (526)
                                                                       ---------             ---------
Adjusted net income                                                    $  17,276             $  10,473
                                                                       =========             =========

Adjusted net income per share-diluted                                  $    0.70             $    0.43
                                                                       =========             =========
Weighted average common and
     dilutive securities outstanding                                      24,844                24,464
                                                                       =========             =========

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
                                                                    Balance Sheet Data
                                                                  (Amounts in thousands)
                                                                        (Unaudited)

                                                          December 31,    March 31,   December 31,
                                                              2002          2002          2001
                                                              ----          ----          ----
Cash and cash equivalents                                   $ 61,864      $ 68,419      $ 53,338
Trade accounts receivable, net                               117,536       114,993       106,399
Inventories                                                   97,917        82,586        93,430
Other assets                                                 471,958       447,067       435,776
                                                            --------      --------      --------
     Total assets                                           $749,275      $713,065      $688,943
                                                            ========      ========      ========

Trade payables, accruals and other current liabilities      $128,976      $138,694      $145,951
Notes payable and other debt                                 331,537       282,555       283,201
Other liabilities                                             32,731        30,454        11,121
                                                            --------      --------      --------
     Total liabilities                                       493,244       451,703       440,273

Stockholders' equity                                         256,031       261,362       248,670
                                                            --------      --------      --------
     Total liabilities and stockholders' equity             $749,275      $713,065      $688,943
                                                            ========      ========      ========

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
                                                                     Sola International Inc.
                                                                         Cash Flow Data
                                                                     (Amounts in thousands)
                                                                          (Unaudited)

                                                                Third Quarter    Third Quarter
                                                                    2003             2002
                                                                  --------         --------
Net Income/(loss)                                                 $ (5,238)        $  7,272
Depreciation and amortization                                        5,892            4,213
Changes in trading assets and liabilities                           10,732           (2,313)
                                                                  --------         --------
     Net cash provided by operating activities                      11,386            9,172
                                                                  --------         --------
Purchases of businesses                                               (405)              --
Investments in joint ventures                                          (88)            (164)
Capital expenditures                                                (6,253)          (5,044)
Mold expenditures                                                     (220)          (1,177)
Other                                                                  128                9
                                                                  --------         --------
     Net cash used in investing activities                          (6,838)          (6,376)
                                                                  --------         --------
     Net cash provided by/(used in) financing activities            10,025           (4,423)

Effect of exchange rate changes on cash and cash equivalents         1,144             (311)
                                                                  --------         --------
     Net increase/(decrease) in cash and equivalents              $ 15,717         $ (1,938)
                                                                  ========         ========

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
                                                                  Sola International Inc.
                                                                     Cash Flow Data
                                                                  (Amounts in thousands)
                                                                       (Unaudited)

                                                                Year To Date   Year To Date
                                                                    2003           2002
                                                                  --------       --------
Net Income/(loss)                                                 $ (4,060)      $  9,947
Depreciation and amortization                                       17,764         17,223
Changes in trading assets and liabilities                            8,316        (15,196)
                                                                  --------       --------
     Net cash provided by operating activities                      22,020         11,974
                                                                  --------       --------

Purchases of businesses                                            (17,643)            --
(Investments in)/disposals of joint ventures                          (123)         1,245
Capital expenditures                                               (15,430)       (11,706)
Mold expenditures                                                   (1,441)        (4,316)
Other                                                                  379             99
                                                                  --------       --------
     Net cash used in investing activities                         (34,258)       (14,678)
                                                                  --------       --------

     Net cash provided by financing activities                       3,010         30,131

Effect of exchange rate changes on cash and cash equivalents         2,673           (238)
                                                                  --------       --------
     Net increase/(decrease) in cash and equivalents              $ (6,555)      $ 27,189
                                                                  ========       ========